UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.   )

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☐	Preliminary Information Statement
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☒	Definitive Information Statement

GRAMERCY CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

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December 19, 2011

To the Holders of the 8.125% Series A Cumulative Redeemable Preferred Stock of Gramercy Capital Corp.:

You are invited to attend a special meeting of the holders of the 8.125% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) of Gramercy Capital Corp. The special meeting will be held on Tuesday, January 17, 2012 at 9:30 a.m., local time, at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York.

At the special meeting, the holders of the Series A Preferred Stock will be asked to consider and vote upon a proposal to elect one director to serve on our Board of Directors until the 2012 annual meeting of stockholders, special meeting held in lieu thereof or his or her successor is elected and qualified; provided, however, that the term of such director will automatically terminate if and when all arrears in dividends on the Series A Preferred Stock then outstanding are paid and full dividends thereon for the then current quarterly dividend period have been paid or declared and set apart for payment.

If your shares of Series A Preferred Stock are held in street name and you wish to vote in person at the special meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Series A Preferred Stock of record. You must bring valid personal photo identification with you to the special meeting. The inspector of election will review your documents to determine your eligibility to vote and the number of shares you are entitled to vote at the special meeting. We are not asking you for a proxy, and you are requested not to send us a proxy.

Please refer to the attached information statement, with the accompanying notice of the meeting, for further information with respect to the matter expected to be acted upon at the special meeting.

Sincerely,

Roger M. Cozzi
Chief Executive Officer

GRAMERCY CAPITAL CORP
420 Lexington Avenue
New York, New York 10170-1881

NOTICE OF SPECIAL MEETING OF HOLDERS OF SERIES A PREFERRED STOCK
TO BE HELD ON JANUARY 17, 2012

A special meeting of the holders of record of the 8.125% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) of Gramercy Capital Corp., a Maryland corporation, will be held on Tuesday, January 17, 2012 at 9:30 a.m., local time, at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York. At the special meeting, the holders of the Series A Preferred Stock will be asked to consider and vote upon a proposal to elect one director to serve on our Board of Directors until the 2012 annual meeting of stockholders, special meeting held in lieu thereof or his or her successor is elected and qualified; provided, however, that the term of such director will automatically terminate if and when all arrears in dividends on the Series A Preferred Stock then outstanding are paid and full dividends thereon for the then current quarterly dividend period have been paid or declared and set apart for payment.

If your shares of Series A Preferred Stock are held in street name and you wish to vote in person at the special meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Series A Preferred Stock of record. You must bring valid personal photo identification with you to the special meeting. The inspector of election will review your documents to determine your eligibility to vote and the number of shares you are entitled to vote at the special meeting. We are not asking you for a proxy, and you are requested not to send us a proxy.

Our Board of Directors has fixed the close of business on November 11, 2011, as the record date for determining the holders of the Series A Preferred Stock entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof. Only holders of record of the Series A Preferred Stock at the close of business on that date will be entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.

By Order of our Board of Directors

Robert R. Foley
Secretary

Important Notice Regarding the Availability of Information Statement for the
Stockholder Meeting to be Held on January 17, 2012.

This information statement is available at
https://materials.proxyvote.com/384871.

New York, New York
December 19, 2011

i

GRAMERCY CAPITAL CORP.
420 Lexington Avenue
New York, New York 10170-1881

INFORMATION STATEMENT

FOR A SPECIAL MEETING OF HOLDERS OF SERIES A PREFERRED STOCK
TO BE HELD ON JANUARY 17, 2012

We are sending this information statement to holders of record of our 8.125% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) on or about December 19, 2011, in connection with a special meeting of holders of the Series A Preferred Stock to be held on Tuesday, January 17, 2012 at 9:30 a.m., local time, at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, or any postponement or adjournment of the meeting.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What is the purpose of the special meeting?

At the special meeting, you will be asked to consider and vote upon a proposal to elect one director to serve on our Board of Directors until the 2012 annual meeting of stockholders, special meeting held in lieu thereof or his or her successor is elected and qualified; provided, however, that the term of such director will automatically terminate if and when all arrears in dividends on the Series A Preferred Stock then outstanding are paid and full dividends thereon for the then current quarterly dividend period have been paid or declared and set apart for payment. No other items of business may be brought before the special meeting. All of our directors, including directors elected by the holders of the Series A Preferred Stock have the same duties to the Company and are required to act in good faith, with ordinary care, acting in a manner the director reasonably believes to be in the best interests of the corporation (i.e., all of its stockholders). For more information about our Board of Directors and our directors’ rights and responsibilities, please refer to our bylaws and Corporate Governance Guidelines.

Beginning with the fourth quarter of 2008, our Board of Directors elected not to pay the quarterly Series A Preferred Stock dividends of $0.50781 per share. As of September 30, 2011, we accrued Series A preferred stock dividends of $21,485. As a result, we have accrued dividends for over six quarters which, pursuant to the terms of our charter, permits the holders of the Series A Preferred Stock to elect an additional director to our Board of Directors. As previously announced, in October 2011 we received a written communication from a holder of the Series A Preferred Stock representing more than 20% of the total number of the Series A Preferred Stock requesting, as permitted by Article FIRST, Section 10 of the Articles Supplementary designating the Series A Preferred Stock (the “Articles Supplementary”), that we call a special meeting of the holders of the Series A Preferred Stock to elect a new director.

In accordance with such request, on November 16, 2011, we announced that we had called the special meeting to elect an additional director to our Board of Directors in accordance with the provisions of our bylaws and other procedures established by our Board of Directors relating to election of directors. Nominations of candidates for election at the special meeting may only be made by holders of record of the Series A Preferred Stock in accordance with our bylaws. Our bylaws provide that in the event we call a special meeting of stockholders for the purpose of electing a director to our Board of Directors, any such stockholder of record may nominate a person for election to such position as specified in our notice of meeting, if the stockholder’s notice containing the information required by our bylaws is delivered to our Secretary at our principal executive offices not earlier than the 180th day prior to such special meeting and not later than the close of business on the later of the 75th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such meeting. As of the date of this information statement, we have received the timely nomination by Cede & Co., the registered holder of Series A Preferred Stock and nominee of The Depository Trust Company, at the request of Goldman Sachs & Co., a participant of The Depository Trust Company, on behalf of Indaba Capital Fund, L.P., a beneficial owner of more than 20% of the total number of the Series A Preferred Stock, of the nominee listed below for election to our Board of Directors pursuant to the Articles Supplementary and our bylaws. The nominee listed below has consented to being named in this information statement and to serve as a director if elected. The following biographical information regarding the nominee was provided by the nominating holder as part of the notice of nomination.

William H. Lenehan. From June 2011 to December 2011, Mr. Lenehan, age 35, was the Interim Chief Executive Officer of MI Developments, Inc., a real estate operating company, and served as a member of the Board of Directors of MI Developments, Inc. and its Strategic Review Committee. From August 2001 to February 2011, Mr. Lenehan was an investment professional at Farallon Capital Management, L.L.C. in the real estate group, where he was involved with numerous private equity investments in the real estate sector, including office buildings, residential land, resort communities, mixed use properties and retail properties. Mr. Lenehan has a BA in economics and classics from Claremont McKenna College.

As of the date of this information statement, no additional nominations have been submitted to us in accordance with our bylaws. Therefore, any additional stockholder nominations will be considered untimely and only Mr. Lenehan will stand for election at the special meeting.

Pursuant to the charter of our Nominating and Corporate Governance Committee, the selection and nomination of a director by a third party with the ability, contractual or otherwise, to nominate a director need not be subject to the Nominating and Corporate Governance Committee’s review. Accordingly, our Board of Directors does not take any position with respect to the election of the nominee for election as director, is not soliciting any proxies in connection with the special meeting and is not making any recommendations with respect to the election of the nominee.

Applicable rules of the Securities and Exchange Commission (the “SEC”) generally require that, if proxies are solicited from the holders of Series A Preferred Stock in support of or in opposition to the election of any nominee to the Board of Directors of the Company, the person soliciting such holders must provide them with a proxy statement containing certain prescribed information, including information concerning the nominees. The Company assumes no responsibility for the accuracy or completeness of any information contained in any proxy material furnished to any holder of Series A Preferred Stock concerning the election of any director.

Who is entitled to vote at the special meeting?

If our records show that you were a holder of record of the Series A Preferred Stock at the close of business on November 11, 2011, which is referred to in this information statement as the record date, you are entitled to receive notice of the meeting and to vote the shares of Series A Preferred Stock that you held on the record date even if you sell such shares after the record date. Each outstanding share of Series A Preferred Stock entitles its holder of record to cast one vote for the matter to be voted upon. Stockholders do not have the right to cumulate votes in the election of a director.

A “holder of record” or “record holder” of stock is someone whose shares are registered in his or her name in the records of the Company’s transfer agent. Many stockholders are not record holders because their shares of stock are held through a broker, bank or other nominee; this is typically referred to as holding shares in “street name.” Shares may be voted in person at the special meeting by only (a) the record holder as of the record date or (b) a person holding a valid proxy for shares held as of the record date that is executed by the record holder.

What constitutes a quorum?

The presence, in person or by proxy, of holders of the Series A Preferred Stock entitled to cast a majority of all of the votes entitled to be cast at this meeting is necessary to constitute a quorum for the transaction of business at the meeting. As of the record date, there were 3,525,822 shares of Series A Preferred Stock outstanding and entitled to vote at the meeting. If a quorum is not obtained, no business may be conducted at the special meeting.

What vote is required to approve the proposal?

The affirmative vote of a plurality of all of the votes cast at the special meeting at which a quorum is present is necessary for the election of the director. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” any matter being voted on at the special meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on the proposal, assuming a quorum is present. If you are a beneficial owner whose shares of Series A Preferred Stock are held of record by a broker, under the New York Stock Exchange rules, your broker does not have discretionary authority to vote on the election of directors without instructions from you, in which case a broker “non-vote” will occur and your shares of Series A Preferred Stock will not be voted on this matter. This proposal, if approved, does not entitle any of the stockholders to appraisal rights under Maryland law or our charter.

How do I vote?

If your shares of Series A Preferred Stock are held in street name and you wish to vote in person at the special meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Series A Preferred Stock of record. You must bring valid personal photo identification with you to the special meeting. The inspector of election will review your documents to determine your eligibility to vote and the number of shares you are entitled to vote at the special meeting. We are not asking you for a proxy, and you are requested not to send us a proxy.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and representations contained in this information statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized and the delivery of this information statement shall, under no circumstances, create any implication that there has been no change in our affairs since the date hereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock, as of December 1, 2011, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock or Series A Preferred Stock based on the Schedule 13D, Schedule 13G, or any amendments thereto, filed with the SEC, (2) each of our directors and nominees for director, (3) each of our named executive officers who is not a director and (4) our directors, nominees for director and executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;
•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days) after December 1, 2011.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Name**	Amount And Nature of Beneficial Ownership of Common Stock		Percent of Class(1)	Amount And Nature of Beneficial Ownership of Series A Preferred Stock		Percent of Class(1)
SL Green Realty Corp. and SL Green Operating Partnership, L.P.	3,225,947	(2)	6.38%	—		—
Roger M. Cozzi	704,355	(3)	1.39%	—		—
Timothy J. O’Connor.	189,833		*	—		—
Robert R. Foley	219,871	(4)	*	—		—
Marc Holliday	340,406	(5)	*	—		—
Allan J. Baum.	161,237	(6)	*	—		—
Jeffrey E. Kelter.	170,248	(7)	*	—		—
Paul J. Konigsberg	161,082	(8)	*	—		—
Charles S. Laven	158,608	(9)	*	—		—
Jon W. Clark	73,306	(10)	*	—		—
Michael G. Kavourias	139,982	(11)	*	—		—
All Directors and Executive Officers as a Group (10 Persons).	2,318,928		4.59%	—		—
He Zhengxu.	4,693,526	(12)	9.29%	***		***
Kwon Uk Choi.	3,800,000	(13)	7.52%	***		***
Brightline Capital Management, LLC	3,800,000	(14)	7.52%	***		***
Indaba Capital Fund, L.P	966,200	(15)	1.91%	806,815	(15)	22.88%
Thomas A. Maher	***		***	257,239	(16)	7.30%

*	Less than 1% of class.
**	Unless otherwise indicated, the business address is 420 Lexington Avenue, New York, New York 10170-1881.
***	Information not publicly available.
(1)	As of December 1, 2011, 50,527,857 shares of common stock and 3,525,822 shares of Series A Preferred Stock were outstanding.

(2)	Based solely on information provided by SL Green Realty Corp. and SL Green Operating Partnership, L.P., which have shared voting and dispositive power over these shares of common stock.
(3)	Includes 200,000 shares of common stock issuable upon exercise of options.
(4)	Includes 183,700 shares of common stock issuable upon exercise of options.
(5)	Includes 133,865 shares of common stock issuable upon exercise of options.
(6)	Includes 38,508 shares of common stock issuable upon exercise of options, 2,500 shares of restricted common stock and 120,229 phantom units.
(7)	Includes 38,508 shares of common stock issuable upon exercise of options, 2,500 shares of restricted common stock and 129,240 phantom units.
(8)	Includes 38,508 shares of common stock issuable upon exercise of options, 2,500 shares of restricted common stock and 120,074 phantom units.
(9)	Includes 38,508 shares of common stock issuable upon exercise of options, 2,500 shares of restricted common stock and 117,600 phantom units.
(10)	Includes 10,806 shares of common stock issuable upon exercise of options.
(11)	Includes 39,982 shares of common stock issuable upon exercise of options.
(12)	The address for this stockholder is Institution of Math, AMSS, CAS, Zhongguancun, Haidian District, Beijing 100080, People’s Republic of China. Based solely on information contained in Schedule 13G filed jointly by this stockholder and He & Fang 2005 Revocable Living Trust on February 11, 2011. This stockholder has shared voting and dispositive power over these shares.
(13)	The address for this stockholder is Renaissance Villa 45, Ogeum-Tong, Song-Pa Gu, Seoul, Republic of Korea. Based solely on information contained in Schedule 13D filed on November 23, 2011. This stockholder has voting and dispositive power over these shares.
(14)	The address for this stockholder is 1120 Avenue of the Americas, Suite 1505, New York, New York 10036. Based solely on information contained in Schedule 13G filed jointly by this stockholder, Brightline Capital Partners, LP, Brightline GP, LLC, Nick Khera and Edward B. Smith, III on January 13, 2011. This stockholder has shared voting and dispositive power over these shares.
(15)	The address for this stockholder is One Letterman Drive, Building D, Suite DM700, San Francisco, California 94129. Based solely on information contained in Schedule 13D/A filed jointly by this stockholder, Indaba Capital Management, LLC, Indaba Partners, LLC and Derek C. Schrier on November 22, 2011. This stockholder has shared voting and dispositive power over the shares of Series A Preferred Stock.
(16)	The address for this stockholder is 1 Park Rd, Asheville, North Carolina 28803. Based solely on information contained in the list of non-objecting beneficial owners of the Company as of the record date.

OTHER MATTERS

Householding

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for information statements with respect to two or more stockholders sharing the same address by delivering a single information statement or notice of internet availability of information statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our information statement materials. A single information statement or notice of internet availability of information statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate information statement or notice of internet availability of information statement, please notify us, by directing your written request to: Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attn: Robert R. Foley, Secretary; or by calling our investor relations at (212) 297-1000. Stockholders who currently receive multiple copies of materials at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

Only the matters described in this information statement and brought before the meeting pursuant to the notice of meeting shall be presented for action at the special meeting. In addition, other than as described in this information statements, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the special meeting.

By Order of our Board of Directors

Robert R. Foley
Secretary

New York, New York
December 19, 2011